Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

March 2, 2018

CONTACT:	Craig Allen
(800) 283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P. ANNOUNCES

NEW UNIT REPURCHASE PROGRAM

Omaha, NE – On March 2, 2018, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (“ATAX” or the “Partnership”), announced that the Board of Managers (the “Board”) of Burlington Capital LLC, which is the general partner of the Partnership’s general partner, authorized a new program for the repurchase of up to 268,575 of the Partnership’s outstanding Beneficial Unit Certificates representing assigned limited partnership interests (“BUCs”).  The Partnership had a previous repurchase program originally authorized on March 8, 2017, pursuant to which the Partnership was authorized to repurchase up to 254,656 BUCs.  The Partnership has repurchased all 254,656 BUCs under that earlier authorization, and thus the prior repurchase program has been successfully completed.

“This new unit repurchase program reflects both the Board and management’s continued commitment to increase unitholder value,” said Chad L. Daffer, Chief Executive Officer of ATAX.  “Given our strong balance sheet, we believe we will continue to retain sufficient liquidity to execute upon the business strategy we have been executing on.”

Among other purposes of the program, repurchases are intended to cover awards of restricted BUCs under the Partnership’s 2015 Equity Incentive Plan to employees of the Partnership, or affiliates of the Partnership, or Board members.  Under the terms of the repurchase program, BUCs may be repurchased from time to time at the Partnership’s discretion on the open market, through block trades, or otherwise, subject to market conditions, applicable legal requirements, and other considerations.  The authorization is effective immediately, and the program will continue until otherwise modified or terminated by the Board in its sole discretion and without notice.  The repurchase program does not obligate the Partnership to repurchase any specific dollar amount or number of BUCs and may be suspended or discontinued at any time.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily and student housing properties and commercial properties.  The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations, and overall economic and credit market conditions.  For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.